Exhibit 10.2
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE BOEING COMPANY
EXECUTIVE SUPPLEMENTAL SAVINGS PLAN

EFFECTIVE JUNE 23, 2026

TABLE OF CONTENTS
ARTICLE I Introduction    1
ARTICLE II Definitions    2
2.1    Account    2
2.2    Affiliate or Subsidiary    2
2.3    Authorized Period of Absence    2
2.4    Base Pay    2
2.5    Base Pay Deferrals    3
2.6    Base Pay Rate    3
2.7    Beneficiary    3
2.8    Board of Directors    3
2.9    Boeing 401(k)    3
2.10    BSS Plan    3
2.11    Cash Incentive    3
2.12    Cash Incentive Deferrals    4
2.13    Code    4
2.14    Company    4
2.15    Company Contributions    4
2.16    Company Non-Elective Contributions    4
2.17    Compensation    4
2.18    Compensation Committee    5
2.19    Contribution Credit    5
2.20    Controlled Group    5
2.21    DC SERP Contributions    5
2.22    Deferral Election    5
2.23    DCP    5
2.24    DCP Deferrals    5
2.25    DCP Matching Contributions    5
2.26    Earnings Credits    5
2.27    Elected Executive    5
2.28    Election Period    6
2.29    Eligibility Determination Date    6
2.30    Eligible Employee    6
2.31    Employee    7
2.32    Extra Deferrals    7
2.33    Executive SSP+ Company Contributions    7
2.34    Incentive Matching Contributions    7
2.35    Newly Eligible    7
2.36    Participant    7
2.37    Participant Deferrals    7
2.38    Performance Awards    8
2.39    Pilot Early Leave    8

2.40    Plan    8
2.41    Plan Administrator    8
2.42    Plan Year    8
2.43    PVP    8
2.44    Restoration Deferrals    8
2.45    Restoration Matching Contributions    8
2.46    Restoration SSP+ Company Contributions    8
2.47    Restoration True-Up Contributions    9
2.48    Separation from Service    9
2.49    Service    9
2.50    Specified Employee    9
2.51    Unforeseeable Emergency    9
2.52    US Executive Payroll    9
2.53    Vested Performance Award Deferrals    10
ARTICLE III Participant Deferrals    11
3.1    Annual Participation and Deferrals – Eligibility    11
3.2    Mid-Year Participation – Eligibility    12
3.3    Deferral Elections    12
3.4    Cancellation of Deferral Election Due to Unforeseeable Emergency    15
3.5    Crediting of Deferrals to Account    15
ARTICLE IV Company Contributions    16
4.1    Restoration Matching Contributions    16
4.2    Restoration True-Up Contributions    16
4.3    Incentive Matching Contributions    17
4.4    Company Non-Elective Contributions (Component of the Executive
Benefit)    17
4.5    DC SERP Contributions (Component of the Executive Benefit)    18
ARTICLE V Vesting and Forfeiture Rules    23
5.1    Vesting    23
5.2    Extra Deferral Vesting    23
5.3    Restoration Vesting    23
5.4    Executive Benefit Vesting    23
5.5    Executive SSP+ Company Contribution Forfeiture Rules    23
5.6    DC SERP Vesting    25
5.7    DC SERP Forfeiture Rules    28
ARTICLE VI Distributions    30
6.1    Form and Timing of Distribution    30
6.2    Death Benefits    34

6.3    Rehires and Authorized Periods of Absence/Reduced Level of Services    35
ARTICLE VII Accounts    38
7.1    Participant Accounts    38
7.2    Earnings Credits    38
7.3    Investment Election Changes and Restrictions    39
7.4    Missing Participants and Improper Credits    40
ARTICLE VIII Administration    41
8.1    Plan Administration    41
8.2    Claims Procedure    41
ARTICLE IX Amendment and Termination    42
ARTICLE X Miscellaneous    43
10.1    No Employment Rights    43
10.2    Anti-Assignment    43
10.3    Unfunded Status of Plan    43
10.4    Delays or Acceleration in Payment    43
10.5    Involuntary Inclusion in Income    43
10.6    Compliance with Code Section 409A    44
10.7    Construction    44
10.8    Legal Action    44
10.9    Tax Withholding    44
10.10    Liability for Benefit Payments    45
10.11    Recovery of Plan Overpayments    45
10.12    Notice    45
Appendix A List of Excluded Entities     A-1
Appendix B Deferred Compensation Plan for Employees of The Boeing Company    B-1

ARTICLE I
Introduction
Plan Overview
The Boeing Company Executive Supplemental Savings Plan provides four separate components:
(A)    Extra Deferrals, the purpose of which is to provide a means by which eligible employees may defer payment of their base salaries and awards made under eligible incentive compensation plans (a traditional deferred compensation benefit);
(B)    the Restoration Benefit, the purpose of which is to restore the benefits of eligible employees under The Boeing Company 401(k) Retirement Plan (“Boeing 401(k),” previously named The Boeing Company Voluntary Investment Plan), to the extent that these qualified plan benefits are limited by Code sections 415 and 401(a)(17);
(C)    Executive Benefit, which includes Company Non-Elective Contributions, DC SERP Contributions, and historic Executive SSP+ Company Contributions; and
(D)    DCP Accounts, which are the recordkeeping accounts established for Participants who participated in the Deferred Compensation Plan for Employees of The Boeing Company, which was frozen December 31, 2018 and merged into this Plan effective January 1, 2022.
Plan History
The Plan (originally named, the Supplemental Benefit Plan for Employees of The Boeing Company) (the “Plan”) was originally established effective January 1, 1978, by The Boeing Company.
The Plan has been amended and restated from time to time since its original effective date, including on January 1, 2008, to comply with Code section 409A.
The Plan is now being amended and restated effective June 23, 2026 to reflect changes to certain authorities and responsibilities within the Plan and incorporate all amendments to the Plan since the date of the last Plan restatement.
Plan Status
The Plan is a nonqualified deferred compensation plan subject to Code section 409A. It is also intended that the Plan shall be, in part, an excess benefit plan as defined in section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), to the extent benefits are paid in excess of the limits imposed by Code section 415. To the extent any part of the Plan is not an excess benefit plan, it is intended that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

ARTICLE II
Definitions
2.1    Account
“Account” means the recordkeeping account established for each Participant, for purposes of accounting for the allocations made hereunder and the Earnings Credits thereon. Each Account will consist of the following sub-accounts, to the extent applicable, and the Earnings Credits thereon:
(A)    the Restoration Account (consisting of Restoration Deferrals, Restoration Matching Contributions, Restoration True-Up Contributions, and for periods prior to January 1, 2022, Restoration SSP+ Company Contributions);
(B)    the Extra Deferral Account (consisting of Extra Deferrals, Cash Incentive Deferrals, Incentive Matching Contributions, and Vested Performance Award Deferrals);
(C)    the Executive Benefit Account (consisting of Company Non-Elective Contributions, DC SERP Contributions and for periods prior to January 1, 2022, the Executive SSP+ Company Contributions); and
(D)    the DCP Account (consisting of DCP Deferrals and DCP Match made to the DCP prior to January 1, 2019).
2.2    Affiliate or Subsidiary
“Affiliate” or “Subsidiary” means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)), in each case of which The Boeing Company is a part.
2.3    Authorized Period of Absence
“Authorized Period of Absence” means a leave of absence approved by the Company.
2.4    Base Pay
“Base Pay” means an Employee’s base pay (salary) from the Company. For clarity, this is the same as an Employee’s “Compensation” as such term is defined under the Boeing 401(k), but determined (A) without regard to the limitation on such compensation under Code section 401(a)(17) and (B) prior to any deferrals of compensation made hereunder. Notwithstanding anything herein to the contrary, Base Pay does not include amounts earned while an Employee is represented by a union with a collective bargaining agreement covering such Employee that does not provide for participation in the Plan.

In no event will Base Pay include payments under any incentive compensation or performance award plan, without regard to whether they are included in the definition of “Compensation” under the Boeing 401(k).
2.5    Base Pay Deferrals
“Base Pay Deferrals” means deferrals of Base Pay that are made pursuant to Section
3.1(A).
2.6    Base Pay Rate
“Base Pay Rate” means an Employee’s annual rate of Base Pay.
2.7    Beneficiary
“Beneficiary” means the person or persons designated by a Participant to receive distributions from the Plan upon the Participant’s death, in accordance with the rules established by the Plan Administrator. If no effective designation is on file, then the Beneficiary shall be the person or persons designated by a Participant under the Boeing 401(k) to receive any benefit payable from the Boeing 401(k) upon the death of the Participant. If no effective designation is on file under this Plan or the Boeing 401(k), or if the designated beneficiary does not survive the Participant, then the default beneficiary rules stated in the Boeing 401(k) will apply to determine the Beneficiary under the Plan. A Beneficiary may disclaim his or her benefit in accordance with the rules established by the Plan Administrator, and in the case of an effective disclaimer, the Participant’s designation of such individual will be treated as ineffective and the rules described above for an ineffective beneficiary designation will apply.
2.8    Board of Directors
“Board of Directors” means the board of directors of The Boeing Company.
2.9    Boeing 401(k)
“Boeing 401(k)” means The Boeing Company 401(k) Retirement Plan, as amended.
2.10    BSS Plan
“BSS Plan” means the BSS Retirement Plan, as amended, which, effective January 1, 2026, is Exhibit B to The Boeing Company Consolidated Pension Plan.
2.11    Cash Incentive
“Cash Incentive” means the amount awarded to the Participant under The Boeing Company Elected Officer Annual Incentive Plan or under Appendix A (Executive Eligible Employees) of The Boeing Company Global Annual Incentive Plan (formerly The Boeing Company Annual Incentive Plan).

Cash Incentive deferred by the Participant under Article III will be deemed to have been paid as if those amounts had not been deferred, for purposes of calculating Company Non-Elective Contributions under Article IV.
Cash Incentive that is paid after a Participant’s termination of employment from the
Controlled Group will remain subject to the Participant’s deferral election under Article III if it has become irrevocable under Section 3.3(c) as of the Participant’s termination date, but will not be counted for purposes of calculating the Company Non-Elective Contribution under Article IV.
2.12    Cash Incentive Deferrals
“Cash Incentive Deferrals” means deferrals of Cash Incentive that are made pursuant to
Section 3.1(A).
2.13    Code
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision thereto and the regulations and rulings promulgated thereunder.
2.14    Company
“Company” means The Boeing Company, its successors in interest, and any Affiliate or Subsidiary that has adopted this Plan with the consent of The Boeing Company. An Affiliate or Subsidiary is deemed to have adopted this Plan, and The Boeing Company is deemed to have consented to such adoption, if the Affiliate or Subsidiary (a) participates in the Boeing 401(k) and (b) is not an excluded employer for purposes of this Plan. A list of excluded employers, as updated from time to time, is attached hereto as Appendix A.
2.15    Company Contributions
“Company Contributions” mean Restoration Matching Contributions, Restoration True- Up Contributions, Company Non-Elective Contributions, Incentive Matching Contributions, and DC SERP Contributions. For periods prior to January 1, 2022, Company Contributions also included Restoration SSP+ Company Contributions and Executive SSP+ Company Contributions.
2.16    Company Non-Elective Contributions
“Company Non-Elective Contributions” mean the contributions allocated pursuant to
Section 4.4.
2.17    Compensation
“Compensation” means a Participant’s Base Pay, Cash Incentive, and Performance
Awards, if any.

2.18    Compensation Committee
“Compensation Committee” means the Compensation Committee of the Board of
Directors.
2.19    Contribution Credit
“Contribution Credit” means the applicable percentage used to compute an eligible Participant’s DC SERP Contributions under Section 4.5.
2.20    Controlled Group
“Controlled Group” means the Company and any Affiliate or Subsidiary.
2.21    DC SERP Contributions
“DC SERP Contributions” means the contributions allocated pursuant to Section 4.5.
2.22    Deferral Election
“Deferral Election” means the elections made by an Eligible Employee to defer a portion of his or her eligible Compensation in accordance with Article III, including any Restoration Deferral Election and any Extra Deferral Election.
2.23    DCP
“DCP” means the Deferred Compensation Plan for Employees of The Boeing Company,
which was merged into this Plan effective January 1, 2022.
2.24    DCP Deferrals
“DCP Deferrals” mean the portion of a Participant’s Base Pay, Cash Incentive, or Performance Awards, if any, that he or she elected to defer on a pre-tax basis under the DCP prior to January 1, 2019.
2.25    DCP Matching Contributions
“DCP Matching Contributions” mean the matching contributions that were previously made under the DCP.
2.26    Earnings Credits
“Earnings Credits” means the adjustment to a Participant’s Account under Section 7.2, which may be positive or negative.
2.27    Elected Executive
“Elected Executive” means an Employee who is elected as an executive officer of the
Company.

2.28    Election Period
“Election Period” means the period or periods established by the Plan Administrator during which an eligible Employee may submit Deferral Elections, all in accordance with such timing and other requirements as the Plan Administrator may establish and, in all cases, the applicable rules under Code section 409A. In no event will (a) an annual Election Period for Participant Deferrals, including Cash Incentive Deferrals related to any Cash Incentive earned after December 31, 2025, expire later than December 31 of the Plan Year in which the election is made and/or (b) a mid-year Election Period expire more than thirty (30) days after the Employee first becomes eligible to participate in the Plan. Different Election Period rules applied with respect to certain Cash Incentive Deferrals related to Cash Incentives earned prior to January 1, 2026 (including those paid in early 2026 for the performance period ending December 31, 2025).
2.29    Eligibility Determination Date
“Eligibility Determination Date” means (a) for purposes of Participant Deferrals other than Cash Incentive Deferrals with respect to any Plan Year, the November 1 of the preceding Plan Year (or such other date as determined by the Plan Administrator with respect to any Employee(s); provided that such determination complies with the requirements of Code section 409A), and (b) for purposes of the definition of “Newly Eligible,” the date an Eligible Employee is hired or rehired into the status of an Eligible
Employee. For the 2022 Plan Year, November 1, 2021 was used as the default Eligibility Determination Date for all 2022 full Plan Year Deferral Elections.
2.30    Eligible Employee
“Eligible Employee” means, with respect to any Plan Year (or portion of a Plan Year, in the case of a mid-year enrollment) if applicable, an individual who is an Employee and is paid on a U.S. dollar-based payroll as of the Eligibility Determination Date, and who has satisfied any additional requirements to make Extra Deferrals under Section 3.1(A) or 3.2, to make Restoration Deferrals under Section 3.1(B) or 3.2, to receive allocations of Restoration Matching Contributions under Section 4.1, to receive allocations of Restoration True-Up Contributions under Section 4.2, to receive allocations of Incentive Matching Contributions under Section 4.3, to receive allocations of Company Non- Elective Contributions under Section 4.4, and/or to receive allocations of DC SERP Contributions under Section 4.5, in each case, if any and to the extent applicable.
Notwithstanding the foregoing or anything herein: (i) an Employee is an Eligible Employee only if the Employee is eligible for the Boeing 401(k), and is not eligible for The Boeing Company Supplemental Savings Plan and (ii) an Employee shall not be considered an Eligible Employee hereunder if his or her employer is excluded from participation in the Plan. A list of excluded employers, as updated from time to time, is attached hereto as Appendix A.

2.31    Employee
“Employee” means any person who is employed by any member of the Controlled Group, is designated as a common law employee on such member’s payroll, and is assigned by such member to the US Executive Payroll.
2.32    Extra Deferrals
“Extra Deferrals” means any Base Pay Deferral, Cash Incentive Deferral or Vested Performance Award Deferral that a Participant elects to defer on a pre-tax basis in accordance with Section 3.1(A) and, to the extent applicable, Section 3.2(A).
2.33    Executive SSP+ Company Contributions
“Executive SSP+ Company Contributions” means the historic Executive SSP+ Company Contributions that were credited to a Participant’s Account with respect to periods prior to January 1, 2022.
2.34    Incentive Matching Contributions
“Incentive Matching Contributions” mean the contributions allocated pursuant to Section
4.3.
2.35    Newly Eligible
“Newly Eligible” means an individual who (i) is hired or rehired as an Employee, (ii) was not eligible to participate in the Plan or in a deferred compensation plan that is aggregated with the Plan under the aggregation rules of Code section 409A (including The Boeing Company Supplemental Savings Plan), other than the crediting of earnings, within the 24-month period immediately preceding the Eligibility Determination Date (or, has taken a full distribution of his or her interest in such plan), and (iii) is paid on a U.S. dollar-based payroll as of the Eligibility Determination Date.
2.36    Participant
“Participant” means an Eligible Employee who has elected to defer Compensation or who is eligible to receive a Company Contribution hereunder, or for purposes of Articles V through X, an Employee or former Employee who has amounts credited to his or her Account.
2.37    Participant Deferrals
“Participant Deferrals” mean Extra Deferrals and Restoration Deferrals.

2.38    Performance Awards
“Performance Awards” means any award designated as such under The Boeing Company’s 2003 Incentive Stock Plan and any successor or other long-term equity incentive plan that may be maintained by The Boeing Company from time to time.
2.39    Pilot Early Leave
“Pilot Early Leave” has the meaning provided in the Boeing Pilot Early Leave Program.
2.40    Plan
“Plan” means The Boeing Company Executive Supplemental Savings Plan as herein set forth, together with any amendments that may be adopted from time to time.
2.41    Plan Administrator
“Plan Administrator” means the Chief Human Resources Officer of The Boeing Company or any individual or committee to which the Chief Human Resources Officer has delegated either general or specific authority under this Plan. Employee Benefit Plans Committee of The Boeing Company.
2.42    Plan Year
“Plan Year” means the calendar year.
2.43    PVP
“PVP” means The Pension Value Plan for Employees of The Boeing Company, as amended, which, effective January 1, 2026, is Exhibit A to The Boeing Company Consolidated Pension Plan.
2.44    Restoration Deferrals
“Restoration Deferrals” means the portion of a Participant’s Compensation, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Section 3.1(B) and, to the extent applicable, Section 3.2.
2.45    Restoration Matching Contributions
“Restoration Matching Contributions” means the amount credited to a Participant’s
Account under Section 4.1.
2.46    Restoration SSP+ Company Contributions
“Restoration SSP+ Company Contributions” means the historic Restoration SSP+ Company Contributions that were credited to a Participant’s Account with respect to periods prior to January 1, 2022.

2.47    Restoration True-Up Contributions
“Restoration True-Up Contributions” means the contributions allocated pursuant to
Section 4.2.
2.48    Separation from Service
“Separation from Service” or “Separates from Service” means an Employee’s death, retirement or termination of employment from the Controlled Group within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, Affiliates and Subsidiaries are defined by using the language “at least 80 percent” to define the controlled group under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3).
A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an Employee to less than 50 percent of the average level of services performed by the Employee during the immediately preceding 36-month period.
2.49    Service
“Service” means the Participant’s years of service with the Controlled Group, determined in the same manner as the service time calculation under the Boeing Service Awards Program procedure, in completed whole years.
2.50    Specified Employee
“Specified Employee” means an Employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees who are reasonably determined to be the 75 top-paid officers of the Controlled Group as of the determination date, rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.
2.51    Unforeseeable Emergency
“Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of
Code section 409A, as determined by the Plan Administrator.
2.52    US Executive Payroll
“US Executive Payroll” means the executive designation of level EL, EV or ED at the Company (prior to August 15, 2022, the executive designation of level E-1 to E-5 at the Company). The US Executive Payroll was previously called the “E-Series Payroll.”

2.53    Vested Performance Award Deferrals
“Vested Performance Award Deferrals” means deferrals of Performance Awards under
Section 3.1(A).

ARTICLE III
Participant Deferrals
3.1    Annual Participation and Deferrals – Eligibility
The Plan provides Eligible Employees with two ways to defer Compensation on a pre-tax basis – the Extra Deferral component and the Restoration Deferral component. Only Eligible Employees will be permitted to participate.
Elections to take effect with respect to a full Plan Year will generally be made during the applicable annual Election Period.
(A)    Extra Deferral Component
An individual is an Eligible Employee for purposes of making an Extra Deferral Election for a Plan Year if he or she is an Employee paid on a U.S. dollar-based payroll as of the Eligibility Determination Date. In addition, the Plan Administrator may permit certain Employees who become Newly Eligible after the Eligibility Determination Date and before the beginning of the next following Plan Year to have a special annual Election Period during which they may be permitted to make Cash Incentive Deferrals with respect to Cash Incentives earned in the next following Plan Year.
An Eligible Employee may elect to defer up to the following as Extra Deferrals:
(i) in the case of Base Pay Deferrals, 50% of his or her Base Pay payable in the Plan Year to which the Deferral Election applies, (ii) in the case of Cash Incentive Deferrals, 100% of his or her Cash Incentive earned in the Plan Year to which the Deferral Election relates (even if payable in a subsequent Plan Year), and/or (iii) in the case of Vested Performance Award Deferrals, 100% of his or her Performance Awards granted in the Plan Year to which the Deferral Election applies, which grant generally covers the next three (3) Plan Years (even if payable in a subsequent Plan Year), if any. For clarity, Extra Deferrals will be made without regard to the Code section 401(a)(17) and 415(c) limitations.
Extra Deferrals will be credited to the Participant’s Account on the date the Compensation would otherwise be payable, or as soon thereafter as administratively feasible.
(B)    Restoration Deferral Component
In any Restoration Deferral Election, an Eligible Employee may elect a deferral percentage up to the maximum percentage of his or her Base Pay that the Employee can elect to contribute on a pre-tax, after-tax and/or Roth basis under the Boeing 401(k). Restoration Deferrals will be made from the Eligible Employee’s Base Pay only after either: (1) Base Pay for the applicable Plan Year reaches the limitation under Code section 401(a)(17), as indexed, for such Plan Year or (2) the Participant’s annual additions under the Boeing 401(k) for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.
Restoration Deferrals will be credited to the Participant’s Account on the date the Compensation would otherwise be payable, or as soon thereafter as administratively feasible.
3.2    Mid-Year Participation – Eligibility
To the extent permitted by and in accordance with the rules prescribed by the Plan Administrator, an Employee who is Newly Eligible during a Plan Year may elect (A) Extra Deferrals up to a maximum of 50% of the Base Pay earned and payable in each full regular pay period commencing after the end of the Election Period (or such other date determined by the Plan Administrator in accordance with Code section 409A) for the remainder of the applicable Plan Year, (B) Restoration Deferrals (if the Eligible Employee satisfies the criteria of this Section) and (C) the form and time of distribution of the Account with respect to such Plan Year, as permitted by Section 6.1. Such mid- year elections will be made during the mid-year Election Period. Different mid-year election rules applied with respect to Plan Years prior to January 1, 2022. Mid-year elections cannot be made for Cash Incentive Deferrals or Vested Performance Award Deferrals.
In any mid-year Restoration Deferral election, an Eligible Employee will be permitted to make a Restoration Deferral election with respect to Base Pay earned and payable in each full regular pay period commencing after the end of the Election Period for the remainder of such Plan Year up to the maximum percentage of his or her Base Pay that the Employee can elect to contribute on a pre-tax, after-tax and/or Roth basis under the Boeing 401(k) for such period. Restoration Deferrals will be made from the Eligible Employee’s Base Pay only after either: (1) Base Pay for the applicable Plan Year reaches the limitation under Code section 401(a)(17), as indexed, for such Plan Year or (2) the Participant’s annual additions under the Boeing 401(k) for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.
3.3    Deferral Elections
An Eligible Employee may elect to defer a percentage of his or her eligible Compensation for a Plan Year (or portion of a Plan Year in the case of a mid-year enrollment) on a pre-tax basis by executing and delivering one or more timely Deferral Election(s) in accordance with the provisions of this Section 3.3. The type and amount of eligible Compensation that may be deferred is described in Section 3.1 (for annual deferrals) and Section 3.2 (for mid-year deferrals).
Notwithstanding anything herein to the contrary, to the extent any Eligible Employee had in effect an active (A) Restoration Deferral Election under this Plan immediately prior to its amendment and restatement as of January 1, 2019 and does not timely change such Restoration Deferral Election with respect to the Plan Year beginning on January 1, 2019, such Eligible Employee shall be deemed to have continued such active Restoration

Deferral Election with respect to the Plan Year beginning on January 1, 2019 and (except as otherwise provided below for Employees who cease to be Eligible Employees) future Plan Years on an “evergreen basis” unless and until such Eligible Employee changes such Restoration Deferral Election in accordance with this Section 3.3; or (B) election to defer compensation under the DCP immediately prior to that plan’s amendment and restatement as of January 1, 2019 and fails either to make a timely Extra Deferral Election or to indicate affirmatively that he or she does not wish to make an Extra Deferral Election with respect to the Plan Year beginning on January 1, 2019, such Eligible Employee shall be deemed to have made an Extra Deferral Election identical to such election to defer compensation under the DCP with respect to the Plan Year beginning on January 1, 2019 and (except as otherwise provided below for Employees who cease to be Eligible Employees) future Plan Years on an “evergreen basis” unless and until such Eligible Employee changes such Extra Deferral Election in accordance with this Section 3.3.
(A)    Deferral Elections
An Eligible Employee’s Deferral Election(s) must be made in accordance with rules established by the Plan Administrator. An Eligible Employee may make separate Extra Deferral Elections with respect to Base Pay, Cash Incentive and Performance Awards (if any) and/or a separate Restoration Deferral Election with respect to Base Pay, each to the extent described in Section 3.1 or 3.2, as applicable.
Eligible Employees may make new Deferral Elections for each succeeding Plan Year. An Eligible Employee’s Deferral Election will be “evergreen” – it will carry-over from Plan Year to Plan Year (or from a partial Plan Year to the subsequent Plan Year in the case of a mid-year enrollment) unless it is changed or cancelled in accordance with rules established by the Plan Administrator or as otherwise provided in this Plan.
(B)    Distribution Elections
Deferral Elections will include an option to elect the form and timing of distribution with regard to the Participant Deferrals, as described in Article VI, as applicable.
Any election made as to the form and timing of distribution with respect to
Restoration Deferrals will apply to the Participant’s entire Restoration Account.
(C)    Timing, Irrevocability and Cancellation of Elections
In general, Deferral Elections must be filed during the applicable Election Period. Deferral Elections with respect to a full Plan Year (including Cash Incentive Deferral Elections) will generally become irrevocable as of the last day of the applicable annual Election Period and, in all cases, by the date established by the Plan Administrator, which shall be no later than the dates prescribed under Code section 409A, provided that the individual is an Eligible Employee on such date. Deferral Elections with respect to a mid-year participation period will become irrevocable as of the last day of the applicable mid-year Election Period.
Once Deferral Elections become irrevocable they generally may not be modified with respect to the Plan Year, and the Compensation, to which they apply.
Accordingly, if an Employee ceases to be an Eligible Employee during the Plan Year (e.g., due to a reclassification as other than US Executive Payroll or Separation from Service), then any Deferral Election that has become irrevocable as described in this subsection (C) as of the date the Employee ceases to be an Eligible Employee shall remain in effect with respect to the Plan Year and the Compensation to which such Deferral Election applies. Likewise, an Employee who makes an irrevocable Restoration Deferral Election will be subject to restrictions on mid-year contribution election changes under the Boeing 401(k), in accordance with the terms of the Boeing 401(k).
If an Employee ceases to be an Eligible Employee (e.g., due to a reclassification as other than US Executive Payroll) prior to the date that any Deferral Election (including any evergreen election) has become irrevocable as described in this subsection (C), then any such Deferral Election shall be cancelled as of the date such Deferral Election would have become irrevocable if the Employee had remained an Eligible Employee.
Notwithstanding anything herein to the contrary, if an Employee experiences a Separation from Service, then (1) such Employee shall not be permitted to make Restoration Deferrals, Extra Deferrals or Cash Incentive Deferrals in (or a Deferral Election for) any Plan Year following the Plan Year in which the individual experiences a Separation from Service and (2) any Deferral Election (including any evergreen election) for any Plan Year following the Plan Year in which the individual experiences a Separation from Service that may have been made but not become irrevocable as described in this subsection (C), shall be cancelled as of the date such Deferral Election would have become irrevocable if the individual had not experienced a Separation from Service; provided, however, that this rule shall not apply to (i) a Cash Incentive Deferral Election that has become irrevocable prior to the end of the Plan Year in which the Separation from Service occurs or (ii) any Eligible Employee who has experienced a Separation from Service due to commencement of Pilot Early Leave.
See Section 3.4 for a limited exception to the general rule on the irrevocability of Deferral Elections, in the event of Unforeseeable Emergency.
(D)    No Mid-Year Elections
Except as provided in this Article III, an Employee who becomes Newly Eligible during a Plan Year (including as a result of a salary increase) will not be eligible to make Participant Deferrals during such Plan Year.

3.4    Cancellation of Deferral Election Due to Unforeseeable Emergency
Notwithstanding the irrevocability rule described in Section 3.3, a Participant will be permitted to cancel an existing Deferral Election with regard to a Plan Year during that Plan Year if the Participant incurs an Unforeseeable Emergency, as determined by the Plan Administrator.
If a Participant has elected and received a distribution due to an Unforeseeable Emergency under Section 6.1(I), the Participant will be deemed to have elected to cancel his or her Deferral Election(s) that relate to Base Pay for the remainder of the applicable Plan Year.
3.5    Crediting of Deferrals to Account
In all cases, Participant Deferrals will be credited to the Participant’s Account on the date the Compensation would otherwise have been payable, or as soon thereafter as administratively feasible.

ARTICLE IV
Company Contributions
4.1    Restoration Matching Contributions
A Participant who defers Base Pay pursuant to a Restoration Deferral Election under Section 3.3 will be credited with a Restoration Matching Contribution from the Company related to such Restoration Deferrals. This Restoration Matching Contribution will equal a percentage (determined based on the matching contribution formula applicable to the Participant under the Boeing 401(k) for the Plan Year) of the Participant’s Restoration Deferrals for the Plan Year.
Restoration Matching Contributions under this Plan apply only to Participant Deferrals of Base Pay made pursuant to a Restoration Deferral Election. Restoration Matching Contributions will not be made with respect to Participant Deferrals of Base Pay made pursuant to an Extra Deferral Election.
An Eligible Employee must make a timely Restoration Deferral Election, as described in Section 3.3, to become eligible to participate in the Restoration Matching Contribution component of the Plan. Distribution elections are discussed in Article VI.
Restoration Matching Contributions will be credited to the Participant’s Account on the date that the underlying Restoration Deferrals are credited to the Participant’s Account.
4.2    Restoration True-Up Contributions
The Company may make a Restoration True-Up Contribution to this Plan on behalf of certain Eligible Employees. The Restoration True-Up Contribution, if any, will be equal to the true-up matching contribution calculated as described in the Boeing 401(k) with respect to the Plan Year (provided that, if the Eligible Employee’s contributions to the Boeing 401(k) were stopped due to Code limits, then the portion of the Plan Year prior to the date the contributions were stopped shall be treated as if it were the Plan Year for purposes of such calculation) minus the amount of the true-up matching contribution that is actually made to the Boeing 401(k), if any, as determined by the Plan Administrator in its sole discretion; provided that, no Restoration True-Up Contribution will be made if the Employee terminates from employment prior to the last business day of the Plan Year for any reason other than retirement (for this purpose, after attaining age 55 with 10 years of service or after attaining age 62 with 1 year of service), disability (for this purpose, meaning the Eligible Employee is determined to be disabled by the Social Security Administration), layoff, or death.
Notwithstanding the foregoing, in no event shall the Restoration True-Up Contribution for a Plan Year, if any, when added to the matching contributions to the Boeing 401(k) (including true-up matching contributions) and any Restoration Matching Contributions made for such Plan Year, exceed 100% of the first 10% of eligible compensation contributed or credited to the Boeing 401(k) and this Plan. In addition, a Restoration

True-Up Contribution will be made only if the Employee otherwise satisfies the eligibility requirements for a true-up matching contribution in the Boeing 401(k).
An Eligible Employee for purposes of this Section 4.2 need not make (or be eligible to make) a timely Restoration Deferral Election for a Plan Year in order to receive an allocation of Restoration True-Up Contributions for such Plan Year, if any. Available distribution elections are discussed in Article VI.
The Restoration True-Up Contribution, if any, will be credited to the Participant’s Account on the date that true-up matching contributions are made to the Boeing 401(k), or as soon as thereafter administratively feasible.
4.3    Incentive Matching Contributions
Subject to the conditions of this Section 4.3, a Participant who makes Cash Incentive Deferrals under Section 3.3 will be credited with an Incentive Matching Contribution from the Company related to such Cash Incentive Deferrals. This Incentive Matching Contribution will equal a percentage (determined based on the matching contribution formula applicable to the Participant under the Boeing 401(k) for the Plan Year) of the Participant’s Cash Incentive Deferrals for the Plan Year.
An Eligible Employee must make a timely Cash Incentive Deferral Election, as described in Section 3.3, to become eligible for the related Incentive Matching Contributions. Distribution elections are discussed in Article VI.
Incentive Matching Contributions will be credited to the Participant’s Account on the date that the underlying Cash Incentive Deferrals are credited to the Participant’s Account.
Notwithstanding the foregoing, no Incentive Matching Contribution will be made with respect to any Cash Incentive that is paid (or, but for the Participant’s Cash Incentive Deferral election, would be paid) after the date the Participant experiences a Separation from Service unless such Separation from Service is due to commencement of Pilot Early Leave.
4.4    Company Non-Elective Contributions (Component of the Executive Benefit)
The Company may make Company Non-Elective Contributions to this Plan with respect to a Plan Year on behalf of certain Eligible Employees in an amount and subject to the terms and conditions determined by the Compensation Committee or its delegates.
For clarity and without limiting the foregoing, for Plan Years beginning January 1, 2022 and January 1, 2023, the Company Non-Elective Contribution for such Plan Years will include a contribution equal to 2% of the Eligible Employee’s Base Pay and Cash Incentive paid by the Company during the applicable Plan Year; provided that (i) such contribution will not be made if the Eligible Employee terminates from employment prior to the last business day of the Plan Year for any reason other than retirement (for this purpose, after attaining age 55 with 10 years of service or after attaining age 62 with 1 year of service), disability (for this purpose, meaning the Eligible Employee is determined to be disabled by the Social Security Administration), layoff, or death and (ii) Cash Incentive that is paid after an Eligible Employee’s termination of employment from the Controlled Group will not be counted for purposes of calculating the Company Non- Elective Contribution. For any Eligible Employee promoted onto the US Executive Payroll during an applicable Plan Year, the computation of the Company Non-Elective Contribution for the Plan Year of promotion will take into consideration any eligible pay that (i) was paid prior to the Eligible Employee’s promotion and (ii) would have been used to compute such Eligible Employee’s special 2% non-elective contribution in accordance with the terms of the Boeing 401(k), if any, but for such promotion, in accordance with the rules established by the Plan Administrator.
An Eligible Employee for purposes of this Section 4.4 need not make (or be eligible to make) deferrals to the Plan in order to receive an allocation of Company Non-Elective Contributions for such Plan Year. Available distribution elections are discussed in Article VI.
A Company Non-Elective Contribution will be credited to the Eligible Employee’s Account on the date the related non-elective contribution is made to the Boeing 401(k) (if any) or on the date otherwise determined by the Compensation Committee or its delegates, or, in each case, as soon thereafter as administratively feasible.
4.5    DC SERP Contributions (Component of the Executive Benefit)
(A)    Eligibility
An Employee is eligible to receive DC SERP Contributions with respect to a Plan Year for so long as he or she satisfies the conditions in either (i) or (ii) below.
Notwithstanding anything herein to the contrary, no DC SERP Contributions will be made for: (1) any Elected Executive on or after January 1, 2020, (2) any Employee who is hired or promoted onto the US Executive Payroll on or after January 1, 2020, or (3) any individual who was previously an Elected Executive but has ceased to serve in such capacity unless the Plan Administrator determines, following consultation with the Compensation Committee and in his/her sole discretion, that such cessation of Elected Executive status is not in connection with such individual’s planned termination of employment from the Company.
(i)    Hired Between January 1, 2009 and December 31, 2019
An Employee satisfies the conditions in this subsection (i) if:
(a)    The Employee was hired on or after January 1, 2009, but before January 1, 2020,
(b)    The Employee is on the US Executive Payroll in level EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), and was on the US Executive Payroll (in any level E-1 through E-5) as of December 31, 2019,
(c)    The Employee is not an Elected Executive, and

(d)    The Employee is ineligible to accrue benefits under any defined benefit plan maintained by the Controlled Group.
(ii)    Hired Before January 1, 2009
An Employee satisfies the conditions in this subsection (ii) if:
(a)    The Employee was hired before January 1, 2009,
(b)    The Employee was on the US Executive Payroll (in any level E-1 through E-5) as of December 31, 2019, and
(c)    The Employee is not an Elected Executive.
For purposes of determining eligibility for the DC SERP, the term “hired” generally refers to an Employee’s most recent date of hire or rehire with the Company, except as provided below, regardless of the date on which the Employee joins the US Executive Payroll.
For this purpose:
(a)    Approved Leaves of Absence. A return to the Controlled Group directly from an approved leave of absence, without incurring a termination of employment, is not considered a rehire.
For this purpose, an Employee’s period of employment with ULA or USA will be considered an approved leave of absence, to the extent that the Employee first transferred directly from the Controlled Group to ULA or USA and subsequently transferred directly from ULA or USA back to the Controlled Group.
(b)    Transfers. A transfer of employment among members of the Controlled Group, without interruption, is not considered a rehire and, accordingly, the most recent date of hire or rehire for purposes of determining such a transferred Employee’s eligibility would be the Employee’s most recent date of hire or rehire with the Company’s controlled group member from which the Employee transferred.
(c)    Layoffs. A rehire to the Controlled Group following a termination of employment due to layoff generally will not be treated as a rehire, if rehire occurs within six years of the layoff event. However, a laid off Employee who commences a retirement benefit during this six-year period will be treated as a rehire if he or she later rehires to the Controlled Group.
An individual who became a “group-acquired employee” after
September 30, 2008 and before January 1, 2009 will be deemed to have been hired on or after January 1, 2009, for purposes of determining eligibility to receive a contribution for periods on and after January 1, 2009. No contribution will be paid prior to January

1, 2009. For this purpose, a “group-acquired employee” refers to an employee of the Company who became such as an immediate or ultimate result of a merger to which the Company was a party, or of the acquisition by the Company of all or part of the assets, businesses or capital stock of another corporation or firm.
(B)    DC SERP Participation
An Eligible Employee will be a Participant in the DC SERP for the period(s), if any, that the Employee satisfies the eligibility conditions in Section 4.5(A).
(C)    DC SERP Contributions
Each Participant eligible for DC SERP Contributions shall be entitled to contributions under this Plan as described below.
(i)    Payroll Contributions
Contributions will be credited to the Participant’s Account on the date the Base Pay and Cash Incentive otherwise would be payable, or as soon thereafter as administratively feasible.
(a)    Hired Between January 1, 2009 and December 31, 2019
A Participant described in Section 4.5(A)(i) (Hired Between January 1, 2009 and December 31, 2019) will receive a DC SERP contribution equal to a Contribution Credit times the sum of the Participant’s Base Pay and Cash Incentive, for each applicable pay period. The Contribution Credit for a pay period is determined by the Participant’s level as of such pay period as follows:
(1)    2%, for a Participant at level EV (referred to as level E-2 or E-3 prior to August 15, 2022).
(2)    4%, for a Participant at level EL (referred to as level E-1 prior to August 15, 2022).
If a Participant changes levels during a pay period, the
Participant’s level as in effect on the last day of the pay period will apply. For purposes of calculating the DC SERP contribution, a Participant’s Base Pay and Cash Incentive will be counted solely to the extent that (1) the Participant is on the US Executive Payroll during the applicable pay period or (2) such Cash Incentive is paid after a Participant’s termination of employment from the Controlled Group but on or before such Participant receives his or her final regular paycheck.
(b)    Hired Before January 1, 2009

A Participant described in Section 4.5(A)(ii) (Hired Before January 1, 2009) will receive a DC SERP contribution equal to a Contribution Credit times the sum of the Participant’s Base Pay and Cash Incentive, for each applicable pay period. For purposes of calculating the DC SERP contribution, a Participant’s Base Pay and Cash Incentive will be counted solely to the extent that (1) the Participant is on the US Executive Payroll during the applicable pay period or (2) such Cash Incentive is paid after a Participant’s termination of employment from the Controlled Group but on or before such Participant receives his or her final regular paycheck.
The Contribution Credit will equal the sum of (i) and, if applicable, (ii):
(1)    5%
(2)    For a Participant who has attained age 55 (or will attain age 55 by the end of a Plan Year), 0.5% times the Participant’s whole years of Benefit Service (as defined under the PVP and/or BSS Plan, as applicable, and determined as of January 1, 2016), subject to the limitation herein. The supplemental percentage credited under this subsection (ii) will be contributed for a period not to exceed seven years. This seven-year period will commence on January 1, 2016 (or on January 1 of the year in which the Participant attains age 55, or on the date of promotion to the US Executive Payroll, whichever is latest) and will be measured in the aggregate over a Participant’s lifetime (i.e., regardless of whether the Participant has multiple periods of employment with the Controlled Group).
(ii)    One-Time Contribution
An Employee who satisfies the requirements described in Section 4.5(A)(i) (Hired Between January 1, 2009 and December 31, 2019), and who is first promoted to a level of EL or EV (from a position at a level of ED) during the Plan Year (prior to August 15, 2022, first promoted to a level of E-1 through E-3 (from a position at a level of E-4 or E-5) during the Plan Year), will receive a one-time additional contribution equal to the product of (a), (b) and (c) below.
(a)    2%
(b)     The sum of:

(1)        the Participant’s Base Pay Rate in effect

immediately following the promotion, and
(2)    his or her Cash Incentive target percentage multiplied by the Base Pay Rate, both as in effect immediately following the promotion.
(c)    The Participant’s whole years of Service as of the date of first promotion to a level of EL or EV (from a position at a level of ED) (prior to August 15, 2022, to a level of E-1 through E-3 (from a position at a level of E-4 or E-5)); provided that, for such purpose, a Participant’s years of Service will be limited to Service earned since his or her most recent hire date.
This amount will be credited to the Participant’s Account as of the date of first promotion to a level of EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), or as soon thereafter as administratively feasible.
A Participant who has received a one-time contribution under this Section upon promotion to a level of EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), will be ineligible for any further contributions under this subsection (C)(ii).

ARTICLE V
Vesting and Forfeiture Rules
5.1    Vesting
This Article V describes the vesting and forfeiture rules applicable to certain benefits under the Plan. In addition to the rules set forth in this Article V, see Section 7.4 regarding missing participants and improper credits, Section 10.2 regarding anti-assignment, Section 10.3 regarding the unfunded nature of this Plan, and Appendix B for forfeiture rules applicable to the DCP Account.
5.2    Extra Deferral Vesting
A Participant’s interest in his or her Extra Deferral Account will be 100% vested at all times.
5.3    Restoration Vesting
A Participant’s interest in his or her Restoration Account will be 100% vested at all times.
5.4    Executive Benefit Vesting
Subject to Section 5.5 and Section 5.6, a Participant’s interest in his or her Executive
Benefit Account will be 100% vested at all times.
5.5    Executive SSP+ Company Contribution Forfeiture Rules
The Plan Administrator may determine, in its sole discretion, that a Participant will forfeit any part or all of the portion of his or her legacy Executive SSP+ Company Contribution Account that is attributable to Executive SSP+ Company Contributions made on and after January 1, 2017, if any of the following circumstances occur while employed by the Controlled Group or within five (5) years after termination of such employment:
(A)    The Participant is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests. For purposes of this Plan, “other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests” shall include any other unlawful act (i) committed against the Controlled Group, or the interests of the Controlled Group, including, but not limited to, a governmental agency or instrumentality which conducts business with the Controlled Group, or a customer of the Controlled Group, or (ii) affecting the Controlled Group or the interests of the Controlled Group, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Controlled Group or the interests of the Controlled Group, as determined by the Plan Administrator in its sole discretion.

(B)    The Participant, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Plan Administrator determines, in its sole discretion, to be an activity in which the Participant is “engaging in competition” with any significant aspect of Controlled Group business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity with, any person or entity that is engaged, directly or indirectly, in competition with any Controlled Group business or that takes a position adverse to any Controlled Group business, regardless of the position or duties the Participant takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Controlled Group, all as determined by the Plan Administrator in its sole discretion.
(C)    The Participant, without the advance approval of The Boeing Company’s Senior Vice President of Human Resources (or successor position thereto), induces or attempts to induce, directly or indirectly, any of the Controlled Group’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Controlled Group, or to breach any contract with the Controlled Group, in order to work with or for, or enter into a contract with, the Participant or any third party.
(D)    The Participant disparages or otherwise makes any statements about the Controlled Group, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.
(E)    The Participant uses or discloses proprietary or confidential information, including but not limited to trade secrets, of the Controlled Group. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.
To the extent the Participant has already received or commenced payment of such portion of his or her Executive SSP+ Company Contribution Account, the Plan Administrator will be entitled to pursue any and all legal and equitable relief against the Participant to enforce the forfeiture of and recover the amount distributed from such Executive SSP+ Company Contribution Account. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
In addition, the Plan Administrator will, in all appropriate circumstances, require reimbursement of any Executive SSP+ Company Contribution Account attributable to Executive SSP+ Company Contributions made on and after January 1, 2017, which are attributable to an incentive award that the Controlled Group seeks to recover under the clawback provision of any plan providing Cash Incentive.
5.6    DC SERP Vesting
No payments shall be made from a Participant’s DC SERP Account except to the extent such Participant is vested in his or her DC SERP Account.
(A)    General DC SERP Vesting Rule for Participants Hired Between January 1, 2009 and December 31, 2019
A Participant described in Section 4.5(A)(i) (Hired Between January 1, 2009 and December 31, 2019) will vest 100% in his or her DC SERP Account component(s) covered under this subsection (A) on the date the Participant satisfies the conditions in any of (i), (ii) or (iii) below.
(i)    The Participant has been on the US Executive Payroll at a level of EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), for a period of 36 consecutive months. (For Participants with prior periods of employment, a period of consecutive months before January 1, 2009 on the US Executive Payroll at a level of E-1 through E-3 will be counted for purposes of determining whether this 36 consecutive month requirement has been satisfied.)
(ii)    The Participant dies while an Employee.
(iii)    The Participant is laid off from a position at level EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), and is eligible for benefits under The Boeing Company Executive Layoff Benefits Plan.
See subsection (C) below for additional vesting rules for these Participants based on age and Service.
(B)    General DC SERP Vesting Rule for Participants Hired Before January 1, 2009
A Participant described in Section 4.5(A)(ii) (Hired Before January 1, 2009) will vest 100% in his or her DC SERP Account component covered under this subsection (B) on the date the Participant satisfies the conditions in any of (i), (ii) or (iii) below.
(i)    The Participant has been on the US Executive Payroll for a period of 36 consecutive months. For a Participant on the US Executive Payroll as of January 1, 2016, a period of consecutive months before January 1, 2016 on the US Executive Payroll will be counted for purposes of determining whether this 36 consecutive month requirement has been satisfied.

(ii)    The Participant is fully vested under the PVP and/or BSS Plan, as applicable, and dies while an Employee before his or her DC SERP Account commences payment under this Plan.
(iii)    The Participant is laid off from an US Executive position and is eligible for benefits under The Boeing Company Executive Layoff Benefits Plan.
(C)    Special Vesting Rules for Participants Hired Between January 1, 2009 and December 31, 2019 with 55/10 or 62/1
Special vesting rules apply for a Participant described in Section 4.5(A)(i) (Hired Between January 1, 2009 and December 31, 2019) who has attained either (i) or (ii) while employed by the Controlled Group.
(i)    Age 55 with 10 years of Service, or
(ii)    Age 62 with one year of Service.
This Participant will be 100% vested in the portion of his or her DC SERP Account described in Section 4.5(C)(i) (Payroll Contributions) after he or she has been on the US Executive Payroll for a period of 36 consecutive months.
This Participant will vest ratably in the portion of his or her DC SERP Account described in Section 4.5(C)(ii) (One-Time Contribution), if any, at the rate of 1/36 for each consecutive month that the Participant is on the US Executive Payroll at a level of EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), starting with the date on which the Participant was first promoted to the US Executive Payroll at a level of EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022). This pro rata vesting rule is not intended to preclude the acceleration of vesting under subsections (A)(ii) (death) or (iii) (layoff) above, if applicable.
(D)    Authorized Period of Absence
For purposes of this Section, an Authorized Period of Absence from the US Executive Payroll will count as a period on the US Executive Payroll, and an Authorized Period of Absence from a position at level EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022) will count as a period at these levels.
If an Employee ceases to be at the applicable level for any reason other than an Authorized Period of Absence, and the Employee later returns to a position at the applicable level, these non-consecutive periods of service will not be aggregated for purposes of determining whether the 36-consecutive month requirement has been met.

(E)    Transfers to and from ULA and USA
For purposes of computing vesting for a Participant who transfers employment directly from the Controlled Group to ULA or USA, uninterrupted service at ULA or USA as an executive in a position at a comparable level will be credited toward the 36 consecutive months requirements described herein, provided that the Participant transfers directly from the US Executive Payroll (or a position at level EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), if applicable) at the Controlled Group to comparable executive status at ULA or USA, as applicable. ULA and USA service will not be credited toward vesting under this Plan for any period following the Participant’s removal from this executive status. For purposes of computing vesting for a participant who transfers employment directly from ULA or USA to the Controlled Group, uninterrupted service at ULA or USA as an executive at a position comparable to the US Executive Payroll (or a position at level EL or EV (referred to as level E-1, E-2, or E-3 prior to August 15, 2022), if applicable) will be credited toward the 36 consecutive months requirements described herein, provided that the Participant transfers directly from this executive status at ULA or USA to a position at a comparable level at the Controlled Group. ULA and USA service will not be credited toward vesting under this Plan for any period prior to the Participant’s attainment of this executive status at ULA or USA, as applicable.
(F)    Impact of Separation from Service/Transfer
(i)    Payroll Contributions. If a Participant Separates from Service (other than due to an Authorized Period of Absence) or transfers off of the US Executive Payroll (or a position at level EL or EV (referred to as level E- 1, E-2, or E-3 prior to August 15, 2022), if applicable) before becoming 100% vested in the payroll contribution portion of his or her DC SERP Account described in Section 4.5(C)(i)(A) and/or (i)(B), as applicable, the Participant will forfeit all rights to the nonvested portion of his or her DC SERP Account attributable to the period prior to his or her Separation from Service or transfer. To the extent any benefit under this Plan becomes vested during an Authorized Period of Absence that continues after a deemed Separation from Service, it will remain subject to the payment timing rules under Section 6.1.
(ii)    One-Time Contributions. If a Participant stops accruing service toward satisfaction of applicable vesting requirements (such as due to a Separation from Service) after becoming partially vested in the one-time contribution portion of the DC SERP Account, under subsection (C) above, and the Participant subsequently resumes accruing service toward satisfaction of applicable vesting requirements, the DC SERP Account accrued after such resumption will not be vested until the Participant satisfies the requirements of subsection (A) or (C) above following such resumption.

(iii)    Multiple DC SERP Account Components. Separate vesting requirements apply to each component of a Participant’s DC SERP Account described in Sections 4.4(C)(i)(a), (i)(b), and (ii). This means that a Participant who has accrued more than one DC SERP Account component (such as, due to a Separation from Service and subsequent rehire) must satisfy the vesting requirements applicable to each such component. If a Participant Separates from Service after becoming 100% vested in a particular DC SERP Account component, the Participant will be fully vested in any additional accruals under the same DC SERP Account component following rehire or return (even if the Participant fails to be at the applicable pay level for 36 consecutive months following rehire or return). The Participant will not, however, be fully vested in any amounts accrued under a different DC SERP Account component unless and until the corresponding applicable vesting requirements under this Section 5.5 otherwise have been satisfied.
See Section 7.4 regarding missing participants and improper credits, Section 10.2 regarding anti-assignment, and Section 10.3 regarding the unfunded nature of this Plan. Any amounts forfeited hereunder will not later be reinstated.
5.7    DC SERP Forfeiture Rules
The Plan Administrator may determine, in its sole discretion, that a Participant will forfeit any part or all of his or her DC SERP Account if any of the following circumstances occur while employed by the Controlled Group or within five (5) years after termination of such employment:
(A)    The Participant is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests. For purposes of this Plan, “other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests” shall include any other unlawful act (i) committed against the Controlled Group, or the interests of the Controlled Group, including, but not limited to, a governmental agency or instrumentality which conducts business with the Controlled Group, or a customer of the Controlled Group, or (ii) affecting the Controlled Group or the interests of the Controlled Group, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Controlled Group or the interests of the Controlled Group, as determined by the Plan Administrator in its sole discretion.
(B)    The Participant, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Plan Administrator determines, in its sole discretion, to be an activity in which the Participant is “engaging in competition” with any significant aspect of Controlled Group business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity with, any person or entity that is engaged, directly or indirectly, in competition with any Controlled Group business or that takes a position adverse to any Controlled Group business, regardless of the position or duties the Participant takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Controlled Group, all as determined by the Plan Administrator in its sole discretion.
(C)    The Participant, without the advance approval of The Boeing Company’s Senior
Vice President of Human Resources (or equivalent but for title), induces or attempts to induce, directly or indirectly, any of the Controlled Group’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Controlled Group, or to breach any contract with the
Controlled Group, in order to work with or for, or enter into a contract with, the Participant or any third party.
(D)    The Participant disparages or otherwise makes any statements about the Controlled Group, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.
(E)    With respect to contributions made to the Plan on and after January 1, 2017, the Participant uses or discloses proprietary or confidential information, including but not limited to trade secrets, of the Controlled Group. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.
To the extent the Participant has already received or commenced payment of his or her DC SERP Account, the Plan Administrator will be entitled to pursue any and all legal and equitable relief against the Participant to enforce the forfeiture of and recover such benefit. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
In addition, the Plan Administrator will, in all appropriate circumstances, require forfeiture or reimbursement of any portion of a DC SERP Account attributable to an incentive award that the Controlled Group seeks to recover under the clawback provision of any plan providing Cash Incentive.

ARTICLE VI
Distributions
6.1    Form and Timing of Distribution
(A)    Extra Deferral Account
A Participant may elect the form and timing of distribution with regard to his or her Extra Deferral Account as described below, subject to the cash-out rule in subsection (E) below. This distribution election must be made at the same time the Participant makes his or her first Extra Deferral Election.
If a Participant fails to make a timely election with regard to the timing of payment of his or her Extra Deferral Account, then the Participant will be deemed to have elected to receive payment in January of the first Plan Year following the Participant’s Separation from Service (subject to subsection (H)). If a Participant fails to make a timely election with regard to the form of payment of his or her Extra Deferral Account, then the Participant will be deemed to have elected to receive payment in a lump sum.
Notwithstanding anything herein to the contrary, to the extent the Participant had in effect a distribution election under the Deferred Compensation Plan for Employees of The Boeing Company immediately prior to January 1, 2019 and fails to make a timely election with regard to the timing or form of payment of his or her Extra Deferral Account, such distribution election shall apply automatically to any future deferrals of the same type credited under this Plan and such Participant will only be permitted to change such deemed election in accordance with subsection (F) below.
A Participant may change a distribution election (or deemed distribution election) with respect to his or her entire Extra Deferral Account after the initial Extra Deferral Election is made (or deemed made), to the extent permitted and in accordance with the conditions stated under subsection (F) below.
(B)    Restoration Account
A Participant may elect the form and timing of distribution with regard to his or her Restoration Account as described below, subject to the cash-out rule in subsection (E) below. This distribution election must be made at the same time the Participant makes his or her first Restoration Deferral Election or, if earlier, during the enrollment period immediately preceding the first year with respect to which the Participant receives a Company contribution to his or her Restoration Account. Any election made as to the form and timing of distribution will apply to the Participant’s entire Restoration Account, including the Restoration True-Up Contributions and the Restoration SSP+ Company Contributions made for Plan Years prior to January 1, 2022, if any.

If a Participant fails to make a timely election with regard to the timing of payment of his or her Restoration Account, then the Participant will be deemed to have elected to receive payment in January of the first Plan Year following the Participant’s Separation from Service (subject to subsection (H)). If a Participant fails to make a timely election with regard to the form of payment of his or her Restoration Account, then the Participant will be deemed to have elected to receive payment in a lump sum.
A Participant may change a distribution election (or deemed distribution election) with respect to his or her entire Restoration Account after the initial Restoration Deferral Election is made (or deemed made), to the extent permitted and in accordance with the conditions stated under subsection (F) below.
(C)    Executive Benefit Account
No initial distribution elections are permitted or required with regard to a
Participant’s Executive Benefit Account, to which is credited Company Non- Elective Contributions, Executive SSP+ Company Contributions and DC SERP Contributions. Rather, a Participant is deemed to have elected to receive his or her Executive Benefit Account in a lump sum, payable in January of the first Plan Year following Separation from Service (subject to subsection (H)).
A Participant may change his or her deemed distribution election with respect to his or her Executive Benefit Account to the extent permitted and in accordance with the conditions stated under subsection (F) below.
(D)    Timing and Form of Distribution
(i)    Lump Sum Distribution
The lump sum distribution option is a single lump sum payment that will be made in the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to subsection (E) below), as elected by the Participant under this Section 6.1 (in each case subject to subsection (H) below). Except as otherwise provided in subsection (H) below, the amount of such distribution will equal the value of the Participant’s Account as of the first business day of January of the Plan Year of payment (or such other distribution valuation date as is specified by the Plan Administrator), and no additional interest or earnings will be credited thereafter.
(ii)    Installment Payment
The installment payment option is a series of annual installment payments for a period between 2 and 15 years, as elected by the Participant under this Section 6.1. Annual installment payments, if elected, will begin in the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (E) below), as elected by the Participant under this Section 6.1 (in each case subject to subsection (H) below). Payments will continue to be made each January thereafter until the full amount of the benefit has been paid.
The amount payable to the Participant each year shall be computed by dividing the balance in the Account (or the applicable portion of the Account) as of the first business day of January of the Plan Year in which payment is to be made (or such other distribution valuation date as is specified by the Plan Administrator) by the number of years remaining in the distribution period. No additional earnings or interest will be credited to a Participant’s account with respect to an installment payment after the valuation date used to determine the amount of such payment. See Section 6.1(E) below for application of the cash-out rule to installment payments.
(E)    Cash-outs
Notwithstanding the foregoing, subject to the six-month delay in payment for Specified Employees under subsection (H), if a Participant has elected to receive installments and his or her remaining Account balance is $10,000 or less upon any scheduled payment date (excluding the balance of the DCP Account), the entire remaining balance will be paid as one final installment payment at that time.
(F)    Changes to Distribution Election or Deemed Election
A Participant may change a distribution election (or deemed election) after the initial distribution election becomes effective (or deemed effective) only once with regard to each of the following subaccounts: the Participant’s Restoration Account, Executive Benefit Account, Extra Deferral Account, and DCP Account (Deferrals) and DCP Account (Match).
Such election must change the time of payment (consistent with the requirement of clause (iii) below) and may change the form of payment (from lump sum to installments, or vice versa). Subject to the following paragraph, such election may be made at any time and need not be made during an annual enrollment period. If an election change is made by an Eligible Employee during the annual enrollment period, it can be changed during such period and the last change on file (if any) as of the end of the annual enrollment period will be irrevocable. If the election change is made by an Eligible Employee outside of the annual enrollment period or at any time by a Participant who is not an Eligible Employee, such election change will be irrevocable when made.
To the extent any such changes would defer commencement of any portion of the

Participant’s Restoration Account, Executive Benefit Account, Extra Deferral Account or DCP Account beyond both age 70½ and Separation from Service, the changes will not be effective.
(i)    A new distribution election must be submitted in accordance with the rules prescribed by the Plan Administrator at least 12 months before the existing scheduled distribution date under the applicable subaccount.
(ii)    The revised distribution election must not take effect for at least 12 months after it is made.
(iii)    The new distribution election must provide for an additional deferral period of at least 5 years beyond the original distribution date.
In no event can installment payments be changed or revoked once they have begun. In all cases, payments will be made in January (subject to subsection (H)).
(G)    Distributions At Age 70½
Payment of benefits under this Plan will begin no later than the first January following the calendar year in which the Participant both attains (or would have attained) age 70½ and is Separated from Service. Payment of benefits for Participants actively employed beyond age 70½ will begin no later than the first January following the calendar year in which the Participant Separates from Service. Subject to subsection (D), any election made by a Participant to the contrary will not be effective.
(H)    Specified Employees
Notwithstanding anything to the contrary under this Article VI, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.
Subject to subsection (F) above, the Account of a Specified Employee will be distributed in the form elected (or deemed elected) under subsection (A), (B), or (C) above, as applicable. This distribution will be made or commence as of the latest of:
(1)    the time elected (or deemed elected) under subsection (A), (B), or (C), as applicable,
(2)    the month following completion of the six-month waiting period (for Specified Employees who Separate from Service between July 1 and December 31), and
(3)    January of the first Plan Year following Separation from Service (for Specified Employees who Separate from Service between January 1 and June 30).

If a Participant has elected installments, subsequent installment payments will be made in January of each successive year until the Account is exhausted.
For payments occurring other than in January, the amount of the distribution will be determined based on the value of the Participant’s Account as of the first business day of the month that payment will be made (or such other distribution valuation date as is specified by the Plan Administrator). No additional earnings or interest will be credited to a Participant’s account with respect to a payment after the valuation date used to determine the amount of such payment.
In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 6.2 (Death Benefits) below.
(I)    Distribution Due to Unforeseeable Emergency
A Participant or Beneficiary may elect to receive a distribution of all or a portion of his or her Extra Deferral Account, Restoration Account, Executive Benefit Account (other than the portion attributable to DC SERP Contributions), and DCP Account, regardless of whether benefit payments have commenced, to the extent that the Participant or Beneficiary incurs an Unforeseeable Emergency. A Participant or Beneficiary may not receive a distribution of his or her DC SERP Account solely in the event of an Unforeseeable Emergency, even if fully vested.
The amount of the distribution will be limited to the amount reasonably necessary to satisfy the emergency need, including any taxes or penalties reasonably anticipated to result from the distribution, as determined by the Plan Administrator.
6.2    Death Benefits
If a Participant dies before his or her entire Account has been distributed, the remaining balance will be distributed to his or her Beneficiary in accordance with the Participant’s election or deemed election as to form and timing filed with the Plan Administrator with regard to such Account(s). Distributions to the Beneficiary will be made at the same time (or as soon as administratively feasible following the Company’s receipt of a notice of the Participant’s death) and in the same form as the payment that otherwise would have been made to the Participant.
If a Beneficiary dies after the Participant, but before receiving the payment of all amounts due hereunder, then the unpaid amounts will be paid to the individual(s) designated (in accordance with the rules established by the Plan Administrator) by the Beneficiary as his or her beneficiary(ies), or if no such designation has been made (or if such individual(s) do(es) not survive to receive payment), then such unpaid amounts will be paid to the Beneficiary’s estate, in a single lump sum, as soon as administratively feasible after the Beneficiary’s death.

6.3    Rehires and Authorized Periods of Absence/Reduced Level of Services
This Section 6.3 addresses the form and timing of payment for a Participant who is rehired by the Company following a Separation from Service, or who remains employed after a Separation from Service has occurred (for example, due to an extended Authorized Period of Absence or due to reduced level of services).
In the event that a Participant forfeits a nonvested DC SERP Account upon a Separation from Service, this benefit will not be restored upon rehire. This rule applies regardless of whether the Participant satisfies the vesting criteria under Section 5.5 following rehire.
(A)    After Commencing Benefits
This subsection (A) applies to a Participant who has received or begun receiving benefits under the Plan because he or she has experienced a Separation from Service and has attained the specified age (if applicable).
(i)    Rehires. Installment payments that commenced prior to the Participant’s rehire with respect to Participant Deferrals made and Company Contributions received before the Participant’s Separation from Service (“Old Account”) will not be suspended by reason of the Participant’s rehire. This Old Account will continue to be paid until exhausted, without regard to the period of rehire.
Participant Deferrals made and Company Contributions received attributable to periods after the date of rehire (“New Account”) will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D) (subject to the change rules in Section 6.1(F)), without regard to any Separation from Service that occurred prior to rehire. As a result, the New Account will be distributed in January following the Participant’s Separation from Service after rehire (subject to any 6-month delay for Specified Employees), in the form selected under the original distribution election or deemed election. This is because the Participant already has attained the specified age under Section 6.1(D) but has not yet experienced a Separation from Service attributable to the New Account.
(ii)    Authorized Period of Absence/Reduced Level of Services. To the extent a Participant made additional Participant Deferrals or received additional Company Contributions while on an Authorized Period of Absence or during a period of a reduced level of services that constituted a Separation from Service under Code section 409A, such Participant Deferrals made and Company Contributions received (to the extent vested) will be distributed in January of the first Plan Year following the year in which they are made, in accordance with the Participant’s earlier distribution election or deemed election. This is because the Participant has already satisfied the conditions for payment under Section 6.1(D); namely, he or she has attained the specified age and has experienced a Separation from Service attributable to such Participant Deferrals made and contributions received.
(B)    Before Commencing Benefits
This subsection (B) applies to a Participant who has not begun receiving benefits under the Plan.
(i)    Rehires. The rehired Participant’s Old Account, to the extent vested, will be distributed in accordance with the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D) (subject to the change rules in Section 6.1(F)). This means that, for example, if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 6.1(D), then the Participant’s Old Account (to the extent vested) will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age, even if the Participant has not had a subsequent Separation from Service after rehire. This result will not change in the event that the Participant attains the specified age after the initial Separation from Service, but is rehired before benefits actually begin.
The Participant’s New Account will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D) (subject to the change rules in Section 6.1(F)), without regard to any Separation from Service that occurred prior to rehire, as described in Section 6.3(A) above. As a result, the New Account will be distributed either (i) in January following the Participant’s Separation from Service after rehire, or (ii) in January following both the Participant’s Separation from Service after rehire and after attainment of the specified age, in accordance with the original distribution election or deemed election. This is because the Participant has not yet experienced a Separation from Service attributable to the New Account.
(ii)    Authorized Period of Absence/Reduced Level of Services. Any Participant Deferrals made or Company Contributions received during an Authorized Period of Absence or a period of a reduced level of services (to the extent vested) will be distributed in accordance with the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D) (subject to the change rules in Section 6.1(F)). This means that, for example, if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 6.1(D), then any Participant Deferrals made and contributions received during an Authorized Period of Absence or a period of a reduced level of services will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age. This result will not change in the event that the Participant attains the specified age while on an Authorized Period of Absence or during a period of a reduced level of services, but resumes (or increases his or her level of) services before benefits actually begin.

ARTICLE VII
Accounts
7.1    Participant Accounts
The Plan Administrator will establish and maintain an Account for each Participant, for each period of employment. Solely for this purpose, a period of employment will be treated as commencing upon a Participant’s eligibility for the Plan (following hire or rehire as applicable) and ending with his or her Separation from Service.
Each Account will be credited with Participant Deferrals and Company Contributions for the relevant period of employment, as well as Earnings Credits described in Section 7.2 below. Each Account will be reduced as payments are made.
In connection with the January 1, 2019 amendment and restatement of the Plan, there was a one-time transfer of certain Restoration Benefit sub-accounts of certain participants from the Plan to The Boeing Company Supplemental Savings Plan (the “SSP”) such that the opening account balances of such participants in the SSP on January 1, 2019 was equal to the closing balance of such participants’ Restoration Accounts in the Plan on December 31, 2018. The affected participants were: (A) each Employee (as defined in the SSP) who was an Eligible Employee (as defined in the SSP) on January 1, 2019, and was a participant in the Restoration Benefit of the Plan prior to 2019 and (B) each other current or former Employee (as defined in the SSP) who was not as of January 1, 2019 and had never been on the US Executive Payroll (as such term is defined in the Plan).
7.2    Earnings Credits
A Participant’s Account(s) will be credited, at the Participant’s (or, if applicable, Beneficiary’s) election, with earnings under one or more of the following, as the individual elects and subject to any rules or limitations as may be imposed by the Plan Administrator: (i) the Interest Fund method, (ii) the Boeing Stock Fund method, or (iii) the Other Investment Funds method, each as described below. In the absence of an election the Interest Fund method will be used.
(A)    Interest Fund Method
Under this method, a Participant’s Interest Fund method sub-account shall be adjusted daily in accordance with changes in the unit value of the sub-account to reflect interest, based on the Participant’s sub-account balance.
Interest will be calculated for each Plan Year as the mean between the high and low (during the first eleven months of the preceding Plan Year) of yields on AA- rated industrial bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest ¼th of one percent. Participants will be notified annually of the established interest rate.

(B)    Boeing Stock Fund Method
Under this method, a Participant’s Boeing Stock Fund sub-account will be credited (or charged) with units, which units will be valued (and adjusted in value for expenses, income, gains and losses thereon) in the same manner as units in the Boeing Stock Fund under the Boeing 401(k), pursuant to an election by the
Participant to have the Participant’s sub-account credited as though the Participant had elected to invest in such fund in such increments as the Participant will direct in accordance with rules established by the Plan Administrator. The number of units shall be recorded in the Participant’s Boeing Stock Fund sub-account for bookkeeping purposes only, and shall not represent an actual ownership interest in the common stock of The Boeing Company or in the Boeing Stock Fund under the Boeing 401(k). The number of stock units in a sub-account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the common stock of The Boeing Company as is reflected in the Boeing Stock Fund under the Boeing 401(k).
(C)    Other Investment Funds Method
Under this method, a Participant may choose to diversify his or her Other Investment Funds sub-account by electing that it be credited (or charged) with the expenses, income, gains and losses on investment funds similar to those offered under the Boeing 401(k) (excluding the Boeing Stock Fund and Stable Value Fund offered thereunder) as designated by the Plan Administrator from time to time, pursuant to an election by the Participant to have the Participant’s sub- account credited as though the Participant had elected to invest in such funds in such increments as the Participant will direct in accordance with rules established by the Plan Administrator; provided that the Plan Administrator may disregard such elections in its discretion.
Earnings credits to a Participant’s Account(s) may be subject to valuation adjustments in accordance with the procedures established by the Plan
Administrator; provided, in no event will the portion of a Participant’s Account(s) that has been distributed as of the time a valuation adjustment is made be subject to such valuation adjustment.
7.3    Investment Election Changes and Restrictions
A Participant may change how future additions to his or her Account(s) are deemed invested anytime during the Plan Year subject to the Plan Administrator’s rules and restrictions. The Participant may also transfer any portion of his or her sub-accounts from one investment fund to another on a daily basis, provided that a Participant may not transfer funds from one investment fund to another and back on the same day.
In addition, transfers cannot be made into the Boeing Stock Fund for 30 calendar days after transferring funds out of the Boeing Stock Fund. This restriction applies regardless of the number of units or the dollar value of the transfer. However, the Participant may continue to direct future additions into the Boeing Stock Fund and make transfers out of this investment fund at any time, subject to insider trading rules.
7.4    Missing Participants and Improper Credits
A Participant’s Account may be forfeited or reduced upon the occurrence of one of the following events, even if 100% vested:
(A)    The Plan Administrator is unable to locate a Participant or Beneficiary to distribute amounts from his or her Account (a “missing participant”).
(B)    The Plan Administrator recaptures amounts improperly credited to a Participant’s
Account.
See also Section 10.2 regarding anti-assignment and Section 10.3 regarding the unfunded nature of this Plan.

ARTICLE VIII
Administration
8.1    Plan Administration
(A)    The Plan Administrator will have complete control of the administration of the Plan, subject to the provisions hereof, with all powers necessary to enable it to carry out its duties properly in that respect. Not in limitation, but in amplification of the foregoing, it will have the power to interpret the Plan, to apply its discretion, and to determine all facts, computations and all questions that may arise hereunder, including all questions relating to the eligibility of Employees to participate in the Plan and the amount of benefit to which any Employee may become entitled. Its decisions upon all matters within the scope of its authority will be final and binding. Notwithstanding anything herein to the contrary, the Plan Administrator shall not exercise such authority with respect to an issue solely related to his or her own personal interest.
(B)    The Plan Administrator will establish rules and procedures to be followed by Employees in filing applications for benefits and in other matters required to administer the Plan.
(C)    The Plan Administrator shall use ordinary care and diligence in the performance of their duties, but no member shall be personally liable by virtue of any contract, agreement, or other instrument made or executed by the Plan Administrator, nor for any mistake or judgment made by the Plan Administrator. The Company shall indemnify the Plan Administrator against, and hold it harmless from any and all expenses and liabilities arising out of, any act or omission to act as the Plan Administrator, to the fullest extent permitted under the by-laws of the Company.
8.2    Claims Procedure
The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the Boeing 401(k).
See Section 10.8 regarding limitations on subsequent legal action.

ARTICLE IX
Amendment and Termination
The Board of Directors, the Compensation Committee, the Company’s Chief Financial Officer, or the Plan Administrator, and their respective delegate or delegates shall each have the authority to amend the Plan at any time, including, but not limited to, the authority to adopt amendments to combine or transfer all or part of the Plan with or to other plans maintained by the Controlled Group (including a termination of the Plan for that purpose) or to change the timing of eligibility for participation in the Plan; provided, however, that the Company’s Chief Financial Officer and the Plan Administrator shall not exercise such authority with respect to an issue solely related to his or her own personal interest and that the Compensation Committee is exclusively authorized to amend the Plan to the extent that such amendment modifies the rate or amount of Company- provided benefits that may be provided under the Plan to an Elected Executive. The Board of Directors or the Compensation Committee shall have the authority to terminate the Plan at any time.
In the event of Plan amendment or termination, a Participant’s benefits under the Plan shall not be less than the Plan benefits to which the Participant would be entitled if the Participant had terminated employment immediately prior to such amendment or termination of the Plan, increased or decreased by any Earnings Credits attributable to periods on or after the effective date of such amendment or termination.
In general, upon the termination of the Plan with respect to any Participant, the affected Participants will not be entitled to receive a distribution until the time specified in Article VI. Notwithstanding the foregoing, The Boeing Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and any IRS or Treasury guidance thereunder.
Notwithstanding the foregoing, in connection with a “change in control event” within the meaning of Code section 409A and any IRS or Treasury guidance thereunder, the Plan Administrator shall have the authority to terminate and liquidate the Plan with respect to no more than 5% of the Plan’s aggregate benefit liabilities (determined by the Plan Administrator as of the date of the Plan Administrator’s action) in connection with such change in control event (as determined in accordance with Code section 409A and any IRS or Treasury guidance thereunder). The Plan Administrator shall ensure that the Compensation Committee receives periodic reports regarding any termination and liquidation actions approved by the Plan Administrator pursuant to this paragraph.

ARTICLE X
Miscellaneous

10.1    No Employment Rights
Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or other member of the Controlled Group, as applicable, or affect any right of the Company or other member of the Controlled Group, as applicable, to terminate a person’s employment with or without cause.
10.2    Anti-Assignment
No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment, or any other legal process. Any attempt to take such action shall be void and shall authorize the Plan Administrator, in its sole and absolute discretion, to forfeit all further right and interest in any benefit under this Plan. In addition, a Participant’s Account may be reduced by the amount of any tax obligation paid by the Company or other member of the Controlled Group, as applicable, on behalf of a Participant, Beneficiary, or any other person, if such individual fails to reimburse the Company or other member of the Controlled Group, as applicable, for such obligation.
10.3    Unfunded Status of Plan
No funds shall be segregated or earmarked for or in the Account of any current or former Participant, Beneficiary or other person under the Plan. However, the Company or other member of the Controlled Group, as applicable, may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the general creditors of the Company or other member of the Controlled Group, as applicable. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company or other member of the Controlled Group, as applicable, in respect of its obligations under the Plan (other than as a general creditor of the Company or other member of the Controlled Group, as applicable, with an unsecured claim against its general assets).
10.4    Delays or Acceleration in Payment
Payment of benefits under this Plan may be delayed or accelerated to the extent permitted by Code section 409A, as determined by the Plan Administrator.
10.5    Involuntary Inclusion in Income
If a determination is made that the Account of any Participant (or his or her Beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such Account will be immediately distributed to the Participant (or his or her Beneficiary), notwithstanding the general timing rules otherwise described herein.

10.6    Compliance with Code Section 409A
It is intended that amounts deferred under this Plan will not be taxable under Code section 409A with respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.
10.7    Construction
The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.
10.8    Legal Action
No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal decision if no appeal is made). The Plan, all benefits awarded thereunder, and all determinations and other actions with respect thereto, shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of laws, except to the extent preempted by the laws of the United States.
Participants irrevocably consent to the nonexclusive jurisdiction and venue of the federal and state courts located in the State of Illinois, Cook County.
10.9    Tax Withholding
The Company, or other member of the Controlled Group, as applicable, has the right to deduct any federal, state, local or foreign taxes that are required to be withheld from any payments made hereunder. In addition, if prior to the date of payment of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company, or other member of the Controlled Group, as applicable, shall have the right to deduct such tax from any other payments made to the Participant or from any Company Contributions credited to the Participant’s Account, or to direct that the Participant’s
Account be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount. Each Participant shall be responsible for the payment of all individual tax liabilities relating to any benefits under the Plan that exceed the amounts withheld.

10.10    Liability for Benefit Payments
The obligation to pay or provide for payment of a benefit hereunder to any Participant or Beneficiary shall be the sole and exclusive liability and responsibility of the employer which employed the Participant during the period which contributions were made, unless another entity has specifically assumed such liability. No other affiliate or subsidiary of such employer shall be liable or responsible for such payment, and nothing in the Plan shall be construed as creating or imposing any joint or shared liability for any such payment. The fact that a company other than the employer actually makes one or more payments to a Participant or Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the employer.
10.11    Recovery of Plan Overpayments
The Plan shall have the right to offset from any future benefit payments due hereunder to (or with respect to) such individual the amount of such excess in such manner as the Plan Administrator determines in its sole discretion or, if such offset is not administratively feasible the Plan Administrator may undertake such actions as it deems reasonable to recover the excess.
10.12    Notice
Any notice or filing required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to (a) The Boeing Company’s headquarters, with attention to the Secretary of the Company, if the notice or filing is to be made to the Plan Administrator or the Company or (b) the Participant’s or Beneficiary’s address on file with the Company, if the notice or filing is to be made to such individual. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

APPENDIX A
List of Excluded Entities

[Reserved.]

This Appendix A may be updated by the Plan Administrator from time to time without the need for a formal amendment to the Plan.
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APPENDIX B
Deferred Compensation Plan for Employees of The Boeing Company
The provisions of this Appendix B apply to DCP Accounts and individuals who were participants in the DCP as of December 31, 2021. In the event of a conflict between this Appendix B and the other provisions of the Plan, the provisions in this Appendix B shall control.
No DCP Deferrals were made to the DCP with respect to Base Pay earned and paid on and after January 1, 2019, Annual Incentive Awards with performance periods beginning on or after January 1, 2019, or Performance Awards with grant dates on or after January 1, 2019.
Effective with respect to amounts deferred on or after January 1, 2006 (including amounts for which Deferral Elections were made prior to January 1, 2006) the Company no longer provided any DCP Matching Contributions on any DCP Deferrals into a Boeing Stock Fund account; provided that in the case of DCP Deferrals that were the subject of a deferral election into a Boeing Stock Fund account made prior to January 1, 2005, the Company continued to match such DCP Deferrals of Boeing Stock Units and Performance Share Awards that are not yet vested (upon vesting) and such DCP Deferrals of 2005 Annual Incentive Awards that were paid in 2006. To the extent that the Company previously a DCP Matching Contribution with respect to all or part of any amounts previously deferred under the DCP, each such DCP Matching Contribution was deferred together with the Deferral to which it relates, and is subject to all of the Participant elections (including default elections) with respect to such Deferral.
1.    Forfeiture and Reinstatement of Matching Contributions
(A)    Any DCP Matching Contribution shall be canceled and forfeited if the Participant Separates from Service for any reason other than retirement under a retirement plan sponsored by the Company, disability as determined by the Company, layoff, or death. The forfeited DCP Matching Contribution (and any Earnings Credits that would have accrued but for the forfeiture) will be reinstated upon rehire, only where (i) the Participant’s Separation from Service occurred while the Participant was on an Authorized Period of Absence or due to a reasonably anticipated permanent reduction in the level of services performed by the Participant to less than 50 percent of the average level of services performed by the Participant during the immediately preceding 36-month period, and (ii) the Participant’s Separation from Service was deemed a Separation from Service under Code section 409A or the terms of this Plan (i.e., the Participant did not incur a termination of employment with the Controlled Group).
(B)    Reinstatement of the Participant’s forfeited benefits will occur upon (i) return to active employment with the Company within the Authorized Period of Absence, (ii) termination of the Authorized Period of Absence or period of a reduced level of services due to retirement under a plan sponsored by the Company, disability as determined by the Company, layoff or death, or (iii) the Participant’s return to active employment at a level of services that is 50 percent or more of the average level of services performed by the Participant prior to his or her prior deemed Separation from Service due to a reduction in services. Such reinstated benefits

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will remain subject to the forfeiture provisions of the first sentence of section 1(A) the payment timing rules under Section 3(A) hereof.
2.    DCP Deferrals Eligible for Diversification
The following DCP Deferrals are eligible for investment diversification:
(A)    DCP Deferrals of Base Pay (once earned);
(B)    DCP Deferrals of cash Annual Incentive Awards (once earned);
(C)    Vested Boeing Stock Unit (BSU) DCP Deferrals;
(D)    Unvested BSU DCP Deferrals (once vested);
(E)    Performance Share DCP Deferrals that were vested as of December 31, 2005;
(F)    In the case of a Participant whose termination of employment occurred on or before December 31, 2005, any DCP Matching Contributions credited to the Participant’s Accounts on or before January 3, 2006 (the next business day the Exchange is open); and
(G)    Performance Awards.
Performance Shares that were unvested as of December 31, 2005, and deferred into the Boeing Stock Fund account shall not be eligible for diversification, even upon vesting. DCP Matching contributions (except as described in (F) above) also shall not be eligible for diversification. Amounts eligible for diversification are sometimes referred to as “transferable amounts” and amounts not eligible for diversification are sometimes referred to as “nontransferable amounts.”
3.    Form and Timing of Distribution.
(A)    General Rule
A Participant in the DCP was permitted to elect the form and timing of distribution with regard to his or her entire Account as described in subsections 6.1(D)(i) and 6.1(D)(ii). This distribution election was required to be made at the same time the Participant made his or her Deferral Election.
In the event that no distribution option was elected, the Participant is deemed to have elected to receive a single lump sum payable in January of the first Plan Year following the Participant’s Separation from Service.
(B)    Changes to Distribution Election
A Participant may change a distribution election with regard to his or her entire Account only to the extent permitted by Section 6.1(F) of the Plan.

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(C)    Separate Election for Matching Contributions
Notwithstanding the foregoing subsections (A) and (B), Participants who terminate employment on or after January 1, 2006, were permitted to make a separate election under subsection (A) above as to the time and form of distribution of (i) the Participant’s Company Matching Contributions and (ii) the balance of the Participant’s Plan Account. Such a Participant may also make a separate one-time distribution election change under subsection (B) above with respect to each such separate election under this subsection (C).
(D)    Separate Election for Annual Installments
If a Participant makes a separate election under subsection (C)(ii) above to receive the balance of the Participant’s DCP Account in annual installment payments, the Participant may further elect to receive either:
(i)    The Participant’s nontransferable Performance Shares (Performance Shares that vested or vest after December 31, 2005, that are deferred into the Boeing Stock Fund), first, or
(ii)    A prorated payment of all the funds in the Participant’s Account each year.
(E)    Distributions At Age 70 ½
See Section 6.1(G) of the Plan.
(F)    Specified Employees
See Section 6.1(H) of the Plan.
(G)    Distribution Due to Unforeseeable Emergency
See Section 6.1(I) of the Plan.
(H)    Death Benefits
If a Participant only has a DCP Account under this Plan, then the Participant’s beneficiary designation made under the DCP prior to January 1, 2022 will apply hereunder, unless and until changed by the Participant in accordance with the terms of the Plan. If a Participant has both a DCP Account and another Account under the Plan, then the Participant’s beneficiary designation under the DCP will become null and void as of January 1, 2022, and such Participant who wishes to designate a Beneficiary must make a new beneficiary designation in accordance with the terms of the Plan.

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4.    Rehires
See Section 6.3 of the Plan.

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